Exhibit 10.8

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES OF

SHOTL TRANSPORTATION, S.L.

ENTERED INTO BY AND BETWEEN

MARFINA, S.L.

And

CAMINA LAB, S.L.

AS SELLERS

Mr. OSVALD MARTRET MARTÍNEZ

And

Mr. GERARD MARTRET MARTÍNEZ

AS FOUNDERS

And

SWVL GLOBAL FZE

AS BUYER

And

SWVL INC.,

BARCELONA, 18 AUGUST 2021

CONTENT

1.	DEFINITIONS AND INTERPRETATION	5

2.	PURPOSE OF THIS AGREEMENT: SALE AND PURCHASE OF THE SHARES	8

3.	PRICE AND METHOD OF PAYMENT OF THE PRICE	9

4.	DEBT, CASH AND WORKING CAPITAL CERTIFICATE	10

5.	CONDITION PRECEDENT	10

6.	INTERIM PERIOD	11

7.	CLOSING	12

8.	SELLER’S LIABILITY REGIME	14

9.	CLAIMS PROCEDURE	17

10.	PAYMENT AND SET OFF OF CLAIMS	18

11.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SWVL INC	18

12.	JOINT AND SEVERAL LIABILITY BETWEEN BUYER AND SWVL INC	19

13.	NON-COMPETE UNDERTAKING	19

14.	CONFIDENTIALITY	20

15.	ASSIGNMENT OF THE AGREEMENT	21

16.	TAXES AND EXPENSES	21

17.	ENTIRE AGREEMENT	21

18.	INVALIDITY	21

19.	NOTICES AND COMMUNICATIONS	21

20.	GOVERNING LAW AND JURISDICTION	23

21.	COUNTERPARTS	23

SCHEDULE B

SCHEDULE 3.3.1

SCHEDULE 4.1.2

SCHEDULE 7.3.1.2

SCHEDULE 8

SCHEDULE 12.3

SALE AND PURCHASE AGREEMENT

In Barcelona, on 18 August 2021.

BY AND BETWEEN

(i) ON THE ONE PART,

MARFINA, S.L., a company duly incorporated and existing under the laws of Spain for an indefinite period of time, by virtue of a public deed granted on 19 June 1990 before the Notary Public of Barcelona, Mr. Antonio-Carmelo Agustín Torres, under the number 2,003 of his official records, registered with the Mercantile Registry of Barcelona, at Volume 39,175, Sheet 179, Page B-6,285, having its registered office at Paseo Comerç, 100, Sabadell, 08203 , Barcelona, and holder of the tax identification code (NIF) number **** (the “Seller 1”).

The Seller 1 is duly represented by Mr. Josep Maria Martí Escrusell, a Spanish citizen, of legal age, with professional domicile in Sabadell (Barcelona), at Paseo Comerç, 100, and holder of valid identity card of her nationality (DNI) number ****, who is duly authorized to sign and execute this agreement in his capacity as joint and several managing director (consejero delegado solidario).

(ii) ON THE OTHER PART,

CAMINA LAB, S.L., a company duly incorporated and existing under the laws of Spain for an indefinite period of time, by virtue of a public deed granted on 28 June 2006 before the Notary Public of Barcelona, Mr. Enrique Hernández Gajate, under the number 2,043 of his official records, registered with the Mercantile Registry of Barcelona, at Volume 38812, Sheet 63, Page B-336420, having its registered office at Calle Jesús Serra Santamans 2, Sant Cugat del Vallés, Barcelona, and holder of the tax identification code (NIF) number **** (the “Seller 2”).

The Seller 2 is duly represented by Mr. Osvald Martret Martínez, a Spanish citizen, of legal age, with professional domicile at Calle Jesús Serra Santamans 2, Sant Cugat del Vallés, Barcelona, and holder of valid identity card (DNI) number ****, who is duly authorized to sign and execute this agreement in his capacity as joint and several director (administrador solidario).

Seller 1 and Seller 2 shall be jointly referred to as the “Sellers”.

(iii) ON THE OTHER PART,

Mr. Osvald Martret Martínez (“Founder 1”), a Spanish citizen, of legal age, married, with professional domicile at Calle Jesús Serra Santamans 2, Sant Cugat del Vallés, Barcelona and holder of valid identity card (DNI) number ****. The Founder 1 is acting hereto in his own name and on his own behalf.

(iv) ON THE OTHER PART,

Mr. Gerard Martret Martínez (“Founder 2”), a Spanish citizen, of legal age, single, with professional domicile at Calle Jesús Serra Santamans 2, Sant Cugat del Vallés, Barcelona and holder of valid identity card (DNI) number ****. The Founder 2 is acting hereto in his own name and on his own behalf.

Founder 1 and Founder 2 shall be jointly referred to as the “Founders”. Each of the Founders are a party of this Agreement for the sole purposes of assuming the obligations of the Founders set forth in Clause 13 of this Agreement.

(v) ON THE OTHER PART,

SWVL GLOBAL FZE, a Limited Liability Free Zone Establishment incorporated under the Dubai World Trade Centre Authority (“DWTCA”) Company Rules and Regulations under Dubai law No 9 of 2015, registered with the Mercantile Registrar of Companies of Dubai World Trade Center Authority under number 0361, having its registered office at Office No :02.08 the offices 4 at One Central, Dubai World Trade Centre and without tax identification code since there is no corporate income tax in UAE (the “Buyer”).

The Buyer is duly represented by Mr. Mostafa Essa Mohamed Mohamed Kandil, a citizen of The Arab Republic of Egypt, of legal age, with professional domicile in Office No :02.08 the offices 4 at One Central, Dubai World Trade Centre, and holder of valid Passport of his nationality number ****, who is duly authorized to sign and execute this agreement in his capacity as CEO of the Buyer.

(vi) AND ON THE OTHER PART,

SWVL INC., a company duly incorporated and existing under the laws of the territory of the British Virgin Islands, registered with the Registrar of Corporate Affairs of the British Virgin Islands under number 1945550, having its registered office at Maples Corporate Services (BVI) Limited Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “SWVL INC”).

SWVL INC is duly represented by Mr. Mostafa Essa Mohamed Mohamed Kandil, a citizen of The Arab Republic of Egypt, of legal age, with professional domicile in Office No :02.08 the offices 4 at One Central, Dubai World Trade Centre, and holder of valid Passport of his nationality number ****, who is duly authorized to sign and execute this agreement in his capacity as CEO of SWVL INC.

The Sellers and the Buyer shall hereinafter be individually referred to as a “Party” and jointly as the “Parties”.

RECITALS

A.

Shotl Transportation, S.L. is a Spanish company with registered address at Calle Jesús Serra Santamans 2, Sant Cugat del Vallés, Barcelona, recorded at the Commercial Registry of Barcelona under volume 45843, sheet 23 and page number B-500723 and tax identification number **** (hereinafter, “Shotl” or the “Company”).

The Company’s corporate purpose includes the development, implementation and commercialisation of new mobility and transport systems.

In particular, along the lines of its corporate purpose, the Company is the owner of (i) the passenger App (for iOS and Android) named “Shotl”, (ii) the driver App (for iOS and Android) named “Shotl”, used for the provision of mobility services (the “Business”).

The Company’s’ share capital is set at EUR 45,604, divided into 45,604 shares of EUR 1 of nominal value each, numbered from 1 to 45,604, both inclusive, of a single class and fully subscribed and paid up (the “Shares”).

Currently, the shareholders of the Company are:

Shareholder	Number of shares	Numeration	Percentage stake
MARFINA, S.L.	13,681	30,003-42,860 and 44,782-45,604	30%
CAMINA LAB, S.L.	31,923	1 –30,002; and 42,861-44,781	70%

TOTAL	45,604	1-45,604	100%

The Sellers have full title ownership over 45,604 shares of the Company representing 100% of its share capital (hereinafter, the “Share Capital”), pursuant to:

a.	The incorporation deed, executed on 17 March 2017 before the Notary Public of Barcelona, Mr. Xavier Roca Ferrer, under the number 741 of his official records.

b.	Capital increase executed on 28 July 2017 before the Notary Public of Barcelona, Mr. Joan Carles Ollé Favaro, under the number 1596 of his official records.

c.	Capital increase executed on 26 November 2018 before the Notary Public of Barcelona, Mrs. Inmaculada Rúbies Royo, under the number 2434 of his official records.

d.	Shares purchase, executed on 2 July 2021 before the Notary Public of Barcelona, Mr. Joan Rúbies Mallol, under the number 2407 of his official records.

B.	Buyer’s current capital structure is described under SCHEDULE B.

C.

SWVL INC is engaged in a de-SPAC as a result of which it is foreseen that the shareholders of SWVL INC will ultimately become shareholders of Pivotal Holdings Corp, that will be trading by then, presumably, in the NASDAQ Stock Exchange (“Pivotal Holdings”) (the “de-SPAC Process”). According, to the terms and conditions set forth in this Agreement, SWVL INC will assume certain obligations of the Buyer vis-à-vis the Sellers and, among others, will pay on account of the Buyer the portion of the Purchase Price described under Clause 3 below, by transferring the Pivotal Shares. Terms, conditions and tax and accountant implications arising from SWVL INC assuming the payment obligations of the Buyer will be agreed amongst them.

D.

The Buyer has conducted through its advisors, a limited due diligence exercise on the Company and the Business (the “Due Diligence”) based on the information provided by the Sellers through a cloud service (the “VDR”). For the purposes of what is foreseen in Clause 7.3.2.10 below, the Sellers will deliver on Closing to the Buyer, a portable memory device including the contents of the documentation uploaded in the VDR until the Closing Date (the “USB”).

E.

The Parties wish to set out the terms and conditions under which the Buyer shall purchase and acquire, and the Sellers shall sell and transfer a number of shares representing 55% of the Company’s Share Capital (the “Shares”). Moreover, the Parties acknowledge that their intention is to enter good faith discussions aiming to explore the sell and transfer of the remaining shares composing the Share Capital in favour of the Buyer or any other member of the Buyer ‘group. In this regard, the Sellers also acknowledge that during the period of time commencing on the date of execution of this Agreement an ending six months after Closing, none of the shares of the Company will be offered, sold or otherwise transferred by the Sellers to any third-party.

F.

Considering the foregoing, Each Party acknowledges that the other Party has sufficient legal capacity to enter into this share sale and purchase agreement (the “Agreement”) which shall be governed by the following

CLAUSES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedules unless the context shall otherwise require:

1.1.1	words and expressions shall be interpreted in accordance with and have the following meanings:

“Affiliate” means, with respect to any Party, any other person which, directly or indirectly, controls, is controlled by, or is under common Control with the specified Party according to article 42 of the Spanish Commercial Code;

“Agreement” means the present agreement;

“Basket” has the meaning set out in Clause 8.6.1.2

“Budget” has the meaning set out in 3.3.2;

“Business” has the meaning set out in Recital A;

“Business Plan” has the meaning set out in Clause 3.3.2;

“Buyer” means SWVL GLOBAL FZE;

“SWVL INC” means SWVL INC;

“Buyer Representations and Warranties” has the meaning set out in Clause 10;

“Cash” has the meaning set out in in Schedule 4.1.2;

“Civil Code” means the Spanish Common Civil Code (Código Civil Común) version in force as of the date of this Agreement;

“Claim” has the meaning set out in Clause 9.1;

“Company” means Shotl Transportation, S.L.;

“Completion Notice” has the meaning set out in Clause 5.2;

“Condition Precedent” has the meaning set out in Clause 5.1;

“Closing Cash Consideration” has the meaning set out in Clause 3.2.1.1;

“Confidential Information” has the meaning set out in Clause 14.1;

“Closing” has the meaning set out in Clause 7.1;

“Closing Date” has the meaning set out in Clause 7.1;

“Control” including its different verbal conjugations and derivations (such as “Controlled” or “of Control”), has the meaning established in Section 42 of the Commercial Code;

“Damage” has the meaning set out in Clause 8.5;

“Debt and Cash and Working Capital Certificate” has the meaning set out in Clause 4.1;

“Deferred Payment” has the meaning set out in Clause 3.2.1.2;

“de Minimis Franchise” has the meaning set out in Clause 8.6.1.1;

“Due Diligence” has the meaning set out in Recital D;

“Eur” or “Euro” means Euros, being USD 1.00 equivalent to Eur 0.85;

“Connected Person to the Sellers “ means, in respect of any Seller:

(i)	its Affiliates (excluding the Company); and

(ii)	each of their respective directors and, in case of a Person which is an individual, the persons within its first degree of consanguinity or affinity.

“Contingent Consideration” has the meaning set out in Clause 3.3.1;

“FDI Authorization” has the meaning set out in Clause 5.1;

“Financial statement” has the meaning set out in section 2.3.1 of the Sellers’ Representations and Warranties.

“Fixed Consideration” means the consideration set forth in Clause 3.2.1;

“Founder 1“ means Mr. Osvald Martret Martínez;

“Founder 2” means Mr. Gerard Martret Martínez;

“Founders” means jointly Mr. Osvald Martret Martínez and Mr. Gerard Martret Martínez;

“Fundamental Representations and Warranties” has the meaning set out in Schedule 8;

“GDPR” means General Data Protection Regulation;

“Gross Financial Debt” has the meaning set out in in Schedule 4.1.2;

“Intellectual Property Rights” means any trading names, trademarks, patents and other intellectual or industrial property, as well as intellectual property rights on the software and computer programs;

“Interim Period” has the meaning set out in Clause 6.1;

“Loan Agreement” means the Loan Agreement to be subscribed on the date hereof by the Sellers, the Buyer and the Company by virtue of which the Buyer will grant to the Company a loan for an amount of $ 400,000;

“Long Stop Date” means 31 May 2022;

“Net Financial Debt” means the financial debt of the Company, calculated as provided in Schedule 4.1.2;

“New Shareholders’ Agreement” has the meaning set out in Clause 7.3.1.2;

“Payment at Closing” has the meaning set out in Clause 3.2.1.1;

“Pivotal Holdings” has the meaning set out in Recital C;

“Pivotal Shares” has the meaning set out in Clause 3.2.1.2;

“Phantom Shares Amount” means the aggregate amount payable to the phantom shares beneficiaries at the Closing Date, including any applicable withholdings related with the Phantom Shares and their payment.

“Phantom Shares Plan” means the phantom shares plan granted by the Company in favour of key employees that was approved by the Company on 26 November 2019;

“Pre-Closing Certificate” has the meaning set out in Clause 7.2;

“Purchase Price” has the meaning set out in Clause 3.1;

“Response” has the meaning set out in Clause 9.2;

“Roll Over” has the meaning set out in Clause 3.2.1.2;

“Shareholders’ Agreement” means the shareholders’ agreement regarding the Company in force before the execution date;

“Share Capital” has the meaning set out in Recital A;

“Shares” means the 55% of the current share capital of the Company;

“SHOTL” means the Company;

“Signing Date” has the meaning set out in Clause 6.1;

“Seller 1” means MARFINA, S.L.;

“Seller 2” means CAMINA LAB, S.L.;

“Sellers” means jointly Seller 1 and Seller 2;

“Sellers’ Bank Accounts” has the meaning set out in Clause 3.2.2;

“Sellers Representations and Warranties” has the meaning set out in Clause 8.1;

“Service Agreements” has the meaning set forth under section 2.8.2 of the Sellers Representations and Warranties;

“Spanish Companies Act” means the Royal Legislative Decree 1/2010, of 2 July, which passes the consolidated text of the Spanish Companies’ Act;

“Tax” or “Taxes” means (i) all national, regional, local, municipal, foreign or other taxes including, without limitation, taxes, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, gross receipts, license, excise, severance, stamp, occupation, premium, franchise, real property, personal property, sales, use, transfer, registration, escheat, unclaimed property, asset values, turnover, value added or other reference and local or municipal imposition, duties, contributions and levies (including employment contributions, payroll taxes and social security contributions), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), in respect of the Company, and (ii) any related interest, fines or penalties relating to the foregoing or resulting from a failure to comply with any provisions of any enactment relating to tax;

“Third Party Claim” has the meaning set out in Clause 9.3;

“Transaction” means the transfer by the Sellers to the Buyer of the Shares, pursuant to the terms and conditions of this Agreement;

“Transaction Documents” means this Agreement, the New Shareholders’ Agreement and the Loan Agreement;

“USB” has the meaning set out in Recital D;

“USD” or “$” means American dollars;

“VDR” means the Virtual Data Room available to the Buyer through Intralinks and USB for carrying out the Due Diligence process available from 14 June 2021 to 9 August 2021;

“Working Capital” means the difference between assets and liabilities of the Company at Closing;

1.1.2	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.1.3	references to one gender include all genders;

1.1.4

the expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the Company (including the operational and commercial policies, practices and procedures) as conducted by the Company in the twelve months preceding the date hereof and according to the standard practices of the Company;

1.1.5	reference to the singular shall include the plural and vice versa;

1.1.6	where a word or expression is given a particular meaning, other grammatical forms or parts of speech of such word or expression shall bear a corresponding meaning; and

1.1.7

unless otherwise stated, reference to Recitals, Clauses and Schedules are to recitals, clauses, and schedules of and to the Agreement. Schedules form part of and shall be construed as one with this Agreement.

2.	PURPOSE OF THIS AGREEMENT: SALE AND PURCHASE OF THE SHARES

2.1

The purpose of this Agreement is the sale and transfer of the Shares by the Sellers to the Buyer. Therefore, subject to the terms and conditions of this Agreement (including, in particular, the satisfaction or waiver of the Condition Precedent on the terms set forth therein), at Closing, the Sellers shall sell and transfer to the Buyer, who shall purchase and acquire full title ownership over the Shares free of any charges, encumbrances or third party rights, in consideration of the payment of the Purchase Price, and together with any and all rights and benefits attached to them as from Closing Date, including, without limitation, any dividends which may accrue as from such date.

3.	PRICE AND METHOD OF PAYMENT OF THE PRICE

3.1	Purchase price

The total purchase price payable by the Buyer and SWVL INC to the Sellers as consideration for the Shares received by the Buyer shall be equal to (i) the Fixed Consideration, plus (ii) if and to the extent accrued, the Contingent Consideration set out in Clause 3.3 below. The Fixed Consideration together with the Contingent Consideration will be the “Purchase Price”.

3.2	Fixed Consideration

3.2.1

The Buyer and SWVL INC shall pay to the Sellers a fixed consideration for the Shares for a total amount of $ 4,014,960.55 (€ 3,412,716.47) (the “Fixed Consideration”) which shall be payable as follows:

3.2.1.1

$1,004,986.85 (€ 854,238.82) (hereinafter the “Payment at Closing”) which shall be distributed between the Sellers as stated in the Pre-Closing Certificate and shall be paid by the Buyer to the Sellers in cash on the Closing Date (the “Closing Cash Consideration”).

3.2.1.2	Additionally, after Closing, a total amount of $ 3,009,973.70 (€ 2,558,477.65) shall be disbursed by the Buyer or SWVL INC in favour of the Sellers (the “Deferred Payment”) in the following terms:

(i)

SWVL INC undertakes to pay the Sellers on account of the Buyer, an amount of 100,000 common shares of Pivotal Holdings listed in the NASDAQ Stock Exchange, of $10 face value equivalent to $1,000,000 (the “Pivotal Shares”), through the transfer for no consideration of such Pivotal Shares (the “Roll Over”). The Roll Over shall be completed immediately upon the completion or execution of the de-SPAC Process, and in any case no later than six (6) months as from the Closing Date.

In relation thereto, the Buyer undertakes to have the Sellers informed about the de-SPAC Process and to carry out as may acts as may be necessary or convenient in order to execute the Roll Over as soon as possible after Signing Date.

In the event that SWVL INC had not transferred the Pivotal Shares in the context of the Roll Over within the term of six (6) months as from Closing Date, for any reason, the Sellers shall be entitled to request at their own discretion, that this payment obligation be substituted by a payment in cash of the $ 1,000,000 Roll-Over amount to the Sellers, which shall be payable within thirty (30) days as from the date of request of the Sellers.

(ii)	Upon six months from the Closing Date, an amount of $1,004,986.85 (€ 854,238.82) shall be paid by the Buyer to the Sellers in cash.

(iii)	An amount of $1,004,986.85 (€ 854,238.82) shall be paid by the Buyer upon twelve (12) months from the Closing Date in cash.

For the avoidance of doubt, it is understood that, for each instalment, each Seller shall receive the relevant portion of the applicable payment on a pro-rata basis, that is, in proportion to their percentage of shares in the Company owned as of the date of execution of this Agreement.

3.2.2	The Fixed Consideration is definitive and final and is not subject to any adjustment.

3.2.3

Payments in cash of the Payment at Closing shall be made by means of a swift transfer in immediately available funds to the bank accounts of the Sellers included in the Pre-Closing Certificate (the “Sellers’ Bank Accounts”), net of any charge or commission.

At Closing, the Buyer shall make the relevant bank transfer payment and the Sellers shall declare that they have received the portion of the Payment at Closing received to their full satisfaction in the same public deed into which this Agreement will be notarized, granting in favour of the Buyer the fullest and most effective acknowledgment of receipt of payment pending due receipt of the transfer of funds (salvo buen fin de la transferencia).

Payments in cash of the Deferred Payment and the Contingent Consideration, if any, shall be made by means of a swift transfer in immediately available funds to the bank accounts of the Sellers included in a certificate to be provided by the Sellers to the Buyer before the payment, net of any charge or commission.

3.3	Contingent Consideration

3.3.1

Where applicable, the Sellers shall be entitled to receive from Buyer on a pro-rata basis, as an additional consideration for the Shares transferred by the Sellers to Buyer under this Agreement, a contingent amount of $608,928.60 (€ 517,589.31), in accordance with the terms and conditions set out in Schedule 3.3.1 (the “Contingent Consideration”).

3.3.2

The Parties acknowledge that fulfilment of the milestone set forth in Schedule 3.3.1 requires the fulfilment of a 18 months business plan and budget regarding the Company to be drafted by the Sellers and approved by the Buyer prior to Closing (the “Business Plan”) (the “Budget”). The Buyer undertakes to inject the necessary funds in the Company to fulfil the milestone according to the terms foreseen in the Business Plan and Budget.

3.3.3

The Parties expressly agree that the Contingent Consideration shall be, if finally accrued and payable, a single amount that forms part of the total Purchase Price payable for the transfer of Sellers’ Shares to the Buyer, but that shall in no event constitute or be deemed as a recurrent or regular (annually or otherwise) payment, remuneration or consideration of any nature.

3.4	Indemnification payment adjustments

3.4.1	Any and all indemnification payments made by the Sellers to the Buyer pursuant to this Agreement shall be treated for tax purposes as adjustments to the Purchase Price.

4.	DEBT, CASH AND WORKING CAPITAL CERTIFICATE

4.1	The Sellers will provide to the Buyer five (5) Business Days prior to the Closing Date a certificate (the “Debt, Cash and Working Capital Certificate”) stating:

4.1.1

the amount of cash available (and free of disposal and not subject to any encumbrance or restriction) on that date in (i) all of the Company’s’ bank accounts, (ii) any bank deposits held by the Company; and (iii) any other equivalent asset that may be included in any cash caption of the annual accounts;

4.1.2	the amount of the Net financial Debt on that date and calculated in accordance with the terms and conditions set forth under SCHEDULE 4.1.2; and

4.1.3	the amount of Working Capital on that date.

4.2

The Debt, Cash and Working Capital Certificate shall be included in the Pre-Closing Certificate set out in Clause 7.2. and shall be prepared and issued by the CFO of the Company, according to the terms set forth in this Agreement.

4.3

The Debt, Cash and Working Capital Certificate shall only be issued by the Company for information purposes of the Buyer and shall have no impact on the Purchase Price or any other payment to be made by the Buyer in accordance with this Agreement.

5.	CONDITION PRECEDENT

5.1

The obligations of the Parties to complete the Transaction is subject to the satisfaction or waiver on the terms set forth therein of the following condition precedent (the “Condition Precedent”) prior to the Long Stop Date:

(i)

The Buyer obtaining written confirmation from the relevant Government Authority (as at the date hereof: the Spanish Ministry of Industry, Commerce and Tourism) that no foreign direct investment authorization is required under article 7.bis of Law 19/2003, of 4 July, on legal regime of capital movements and economic transactions outside the country and on certain anti-money laundering measures (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior y sobre determinadas medidas de prevención del blanqueo de capitales) (the “FDI Authorization”); or

(ii)	If the relevant Governmental Authority confirms that the FDI Authorization is required, the Buyer, with the assistance of the Sellers, obtaining the FDI Authorization.

5.2

The Parties undertake to use all reasonable efforts so that the Condition Precedent is satisfied as soon as possible after the execution of this Agreement. The Buyer shall promptly give notice to the Seller of the satisfaction of the Condition Precedent (and in any event within 5 Business Days as from such moment) (the “Completion Notice”).

5.3

The Parties’ obligation to carry out the Closing actions in accordance with Clause 7.3 shall be effective from the date on which the Condition Precedent has been satisfied or waived by the Buyer on the terms set forth herein.

5.4

In accordance with Article 1,450 of the Civil Code, this Agreement is effective (perfeccionado) by means of its execution by the Parties, being therefore binding and enforceable upon them from the date hereof; provided, however, that the completion of the Transaction (meaning the effective transfer of the Shares to the Buyer) is postponed until the Condition Precedent is satisfied or waived and is subject to the occurrence of the Closing. Upon the satisfaction or waiver of the Condition Precedent, and the occurrence of the Closing, in each case on the terms set forth herein, the effectiveness of the purchase and sale of the Shares shall be as of the Closing Date.

5.5

In case that the Condition Precedent is not satisfied or waived at the Long Stop Date, the Buyer and the Sellers shall each have the right (but not the obligation) to terminate this Agreement and the transaction contemplated hereunder, provided that a Party may not give such termination notice if it is in material breach of its obligations, covenants and undertakings set out in this Agreement. If the Buyer or any Seller terminates this Agreement pursuant to this Clause, this Agreement shall then automatically terminate and be of no further force or effect and no Party shall have any claim hereunder of any nature whatsoever against the other Party without prejudice to any accrued rights they may have and the Sellers shall retain ownership of the Shares.

6.	INTERIM PERIOD

6.1

From the date of execution of this Agreement (“Signing Date”), the Sellers undertake to manage and operate the Company in the ordinary course of business in accordance with past practices and in all material respects until the Closing Date (the “Interim Period”) and in particular, during the Interim Period, they undertake that the Company does not:

(i)	make any substantial change to the nature or organization of its Business;

(ii)	discontinue or cease to operate all or a material part of the Business;

(iii)	acquire or agree to acquire any share or other interest in any company, entity, partnership or other venture;

(iv)	dispose of any part of its assets except in the ordinary course of trading;

(v)

enter into any agreement or incur any commitment involving any capital expenditure which, together with all other capital commitments entered into between the date of this Agreement and the Closing Date, exceeds € 50,000;

(vi)	terminate or adversely change the terms of any material contract

(vii)

increase the salary of any officer, director or employee of the Company except for increases (i) carried out in accordance with the terms of the employment contracts which are in force as of the date hereof; (ii) carried out in accordance with the terms of collective bargaining agreements, collective agreements or other similar arrangements binding upon the Company, as may be amended during the Interim Period following standard practices in the sector or of the Company;

(viii)	hire any employee with a fixed annual salary in excess of € 75,000, except to the extent that any such employee is hired to replace another whose fixed annual salary exceeded such amount;

(ix)	grant to, or otherwise enter in to, any loans for the benefit (whether direct or indirect) of any officer, director or employee; or

(x)	pay any employment bonus or any other irregular or non-ordinary course benefit or payment to any officer, director or employee;

(xi)	assign, license, charge or otherwise dispose of any Intellectual Property Rights other than software licenses of use which may be granted in the ordinary course of business;

(xii)

incur any additional borrowings (other than as expressly provided for in this agreement or by bank overdraft or similar facility in the ordinary course of business and within the limits subsisting at the date of this Agreement) or incur any other financial indebtedness;

(xiii)	declare, make or pay any dividend or other kind of distribution (including the reimbursement of contributions) to shareholders;

(xiv)	take part in any merger, spin-off or any other structural change (modificación estructural) or winding-up or file an application for insolvency or liquidation;

(xv)	make any change in its business structure or organization;

(xvi)	increase or decrease its share capital, issue any new shares, options, warrants, bonds or any other securities or rights granting the right to acquire or subscribe for shares in the Company; and

(xvii)	grant or create any charge over any asset or shares of the Company, other than charges arising by operation of Law in the ordinary course of business.

6.2

Notwithstanding the provisions of Clause 6.1 above, the Sellers may request authorization from the Buyer in order to carry out the actions provided for in such clause, by means of a written notice to the Buyer, in accordance with the terms provided for in Clause 19 below and which shall not be unreasonably withheld or delayed by the Buyer. In the event that the Buyer do not respond to the notification of the Sellers within five (5) days from the receipt of the same, the Sellers shall be entitled to carry out such actions.

7. CLOSING

7.1	Date and location

On the terms and subject to the conditions set out in this Agreement, completion of the Transaction (“Closing”) shall take place at the offices of the notary public of Barcelona designated by the Buyer, who shall bear the costs of appearance by the said notary public, on the 10th Business Day following the date on which the Condition Precedent has been satisfied or waived on the terms set forth in Clause 5 above, or such other time and place as the Buyer and the Sellers may agree to in writing (the “Closing Date”).

7.2	Pre-Closing Certificate

The Sellers shall deliver to the Buyer five (5) Business Days prior to Closing Date a certificate (the “Pre-Closing Certificate”) with the following documents and information: (i) the Debt, Cash and Working Capital Certificate (as this term is defined in Clause 4.1 above); (iii) the distribution of the Payment at Closing between the Sellers as well as the indication of which amounts need to be transferred to the Company for the payment of the Phantom Shares amount; and (iv) the Sellers’ and the Company’s Bank Accounts.

7.3	Actions at Closing

At Closing, all of the actions indicated below shall take place simultaneously as a single act (en unidad de acto), which shall be deemed to have been carried out at Closing. For the avoidance of doubt, Closing shall not take place until and unless all of the following actions have been carried out:

7.3.1	Actions to be carried out by all Parties:

7.3.1.1

Deed of Closing. The Parties shall execute, before the notary public, a deed of transfer of shares (escritura de cierre) pursuant to which, inter alia, (i) the Parties shall formalize (elevar a público) this Agreement; and (ii) the Sellers shall transfer ownership and deliver the Shares to the Buyer and the Buyer, in turn, acquires and receives the Shares.

In the Deed of Closing, specifically, amongst other matters, the Sellers shall:

(i)	Grant the Buyer acknowledgement of receipt of the Payment at Closing received pending due receipt of the transfer of funds (salvo buen fin de la transferencia);

(ii)	transfer ownership of the Shares to the Buyer according to the relevant proportions; and

(iii)	ratify the Seller Representations and Warranties.

Likewise, in the Deed of Closing, amongst other matters, the Buyer shall:

(i)	declare that it has received from the Sellers the Pre-Closing Certificate prior to Closing in accordance with Clause 7.2 above; and

(ii)	ratify the Buyer Representations and Warranties.

7.3.1.2

The Parties and the Company shall execute and notarize before the Notary a new shareholders’ agreement of the Company, a draft of which is attached hereto as Schedule 7.3.1.2 (the “New Shareholders’ Agreement”). The Sellers shall provide to the Buyer a written proof of termination of the former Shareholders’ Agreement executed by the Sellers before or the same day as Closing.

7.3.1.3

Others. The Parties shall take any other steps and execute any other documents which it may be reasonably necessary to carry out or execute on the Closing Date in order to give effect to this Agreement.

7.3.2	Actions to be carried out by the Sellers:

7.3.2.1	Deliver the titles of ownership over the Shares. The Sellers shall deliver to the notary public the titles of ownership in order that the notary public can record thereof the transfer of the Shares.

7.3.2.2

Deliver or make available to the Buyer or their counsel the Company’s corporate books (Company’s books of minutes, shareholders registry book) as well as all the corporate documents, keys, passwords, and any other documentation of the Company.

7.3.2.3	Deliver a certificate issued by the governing body of each of the Sellers confirming that all the statutory and legal requirements for the transfer of the Shares have been complied with.

7.3.2.4

Deliver a certificate of secretary of the board of directors of the Company attesting that any legal requirements under the Company’s articles of association to transfer the Company Shares have been fulfilled.

7.3.2.5

Deliver a copy of the resolutions of the General Shareholders’ Meeting of each of the Sellers approving the Transaction, for the purposes of article 160(f) of the Spanish Companies Act, should it be applicable.

7.3.2.6	Deliver a tax certificate stating that the Company has timely complied with the tax obligations during the last twelve (12) months.

7.3.2.7

Contribute to the Company and cause the Company to pay the amounts due by the Company to the relevant employee beneficiaries under the Phantom Shares Plan in accordance with the Pre-Closing Certificate so that the Phantom Shares Plan is fully settled and the Company is fully released from any obligations thereunder.

7.3.2.8

Deliver the Buyer letters of resignation duly signed the members of the board of directors of the Company, pursuant to which the said persons resign from their positions as directors of the Company and state that they have no claims against the Company and they waive their right to claim.

7.3.2.9	To provide a list of the powers of attorney granted by the Company which are in force at Closing Date.

7.3.2.10	To deposit, with the notary public the USB.

7.3.3	Actions to be carried out by the Buyer:

7.3.3.1

Deliver a copy of the minutes of the General Shareholders Meeting of the Company (with Buyer as shareholder) which shall (i) acknowledge the resignation of the former members of the Board of Directors, approve their management and make the new appointments to fill each of the positions on the new Board of Directors to be structured in accordance with the New Shareholders’ Agreement; and (ii) amend the Company’s bylaws to cancel the special rights therein included.

7.3.3.2	Pay to the Sellers the portion of the Payment at Closing as described under Clause 3.2 to the bank account of the Sellers.

7.3.3.3

The Buyer shall deliver to the Notary Public a duly completed Form D-1A to notify to the Spanish General Directorate for Trade and Investment the foreign investment effected pursuant to this Agreement.

7.3.3.4

To execute the relevant public deed and, where so required by law, submit for registration in the corresponding Commercial Registry, those resolutions that the Buyer deems necessary or convenient for the acquisition of effective control of the Company.

7.3.3.5	To register the sale and purchase in the Shareholders’ Book.

8.	SELLER’S LIABILITY REGIME

8.1	Sellers Representations and Warranties

The Sellers warrant to the Buyer that each of the representations and warranties included in SCHEDULE 8 (the “Sellers Representations and Warranties”) are true, accurate and not misleading at the date of this Agreement and will be true, accurate and not misleading at the Closing Date.

8.2	Obligation of the Sellers to indemnify the Buyer

The Sellers undertake to jointly (mancomunadamente), but not jointly and severally (solidariamente), pro rata to their respective stake in the Company, indemnify, subject to the limitations of liability under this Clause, the Buyer against any Damages resulting from:

8.2.1	Any breach of the Fundamental Representations and Warranties set forth in PART A of SCHEDULE 8 that proves to be untrue or misleading as of the date of this Agreement or the Closing Date.

8.2.2	Any breach of the Business Representations and Warranties set forth in PART B of SCHEDULE 8 that proves to be untrue or misleading as of the date of this Agreement or the Closing Date.

8.2.3	The breach of any of the contractual obligations undertaken by the Sellers under this Agreement or under any of the Transaction Documents.

8.3

Notwithstanding the above, in any case, each Seller makes only the Sellers’ Fundamental Warranties for itself only, and no Seller shall be liable for the untruth or breach of the Sellers’ Fundamental Warranties of any other Seller.

8.4

For the avoidance of doubt, the Sellers shall in no case be liable for any claim for Damages arising as a result of any breach of the Sellers Representations and Warranties contained in this Agreement to the extent circumstances giving rise to the breach of the Sellers Representations and Warranties had been expressly and fairly disclosed, excepted or qualified in such Representations and Warranties.

8.5

For the purposes of this Agreement, “Damage” include any loss, damage, harm, charge, liability, depreciation, penalty, fine, or surcharge, interest or expense of any kind (including the fees or costs related to attorneys, agents in court, notaries, auditors, accountants, experts or other professionals), but excluding any consequential, indirect or punitive damages and loss of profit.

8.6	Monetary limits

8.6.1	Monetary limit for Business Representation and Warranties

8.6.1.1

The Sellers shall not be liable for any Damages resulting from the breach of the Sellers Business Representations and Warranties in an amount lower than TEN THOUSAND EUROS (€ 10,000) (the “de Minimis Franchise”).

8.6.1.2

The Sellers shall not be liable for any Damages resulting from the breach of the Sellers Business Representations and Warranties unless the amount recoverable, when aggregated with the amount of all Claims or Third Party Claims in respect of which the Buyer are entitled to recover (excluding, for the avoidance of doubt, any Claim or Third Party Claim for which the Buyer were not entitled to recover by reason of Clause 8.6.1.1 exceeds FIFTY THOUSAND EUROS (€ 50,000) (the “Basket”), in which event the whole amount of all such Claims or Third Party Claims shall be recoverable and not merely the excess.

8.6.1.3

The maximum aggregate liability payable by Sellers in respect of all and any Claims or Third Party Claims (the cap) resulting from the breach of Business Representations and Warranties, after giving effect to the exclusions provided for in Clauses 8.6.1.1 and 8.6.1.2, shall be 50% of the Purchase Price received by the Sellers at any time.

8.6.1.4

The maximum overall aggregate liability of the Sellers resulting from any of the Sellers’ Fundamental Representations and Warranties being untrue, inaccurate, incomplete or misleading shall not exceed a total amount equivalent to one hundred per cent. (100%) of the Purchase Price received by the Sellers at any time.

8.6.1.5

Additionally, the Parties agree that any Leakages (as this term is define under section 2.4 of the Business Representations and Warranties) shall be paid euro for euro and, for the avoidance of doubt, shall not be subject to the exclusions provided for in Clauses 8.6.1.1 and 8.6.1.2 or any other cap on liability.

8.7	Time limitations to rise claims for breach of Representations and Warranties

8.7.1

In order for the Sellers to be liable to the Buyer for Damages under this Agreement resulting from the breach of Business Representations and Warranties, the relevant claim for liability against the Sellers shall be sent by the Buyer within two (2) years from the date hereof.

8.7.2

Notwithstanding the foregoing, the Buyer shall be entitled to claim liability from the Sellers for Damages arising from tax, regulatory, environmental, social security or employment matters, or in relation to any criminal offence or compliance matter (including under any anticorruption, an anti-bribery or anti money laundering laws or regulations), or for breach of any Fundamental Representations and Warranties, for the entire period set out under the applicable statute of limitations (plazo de prescripción legal), plus thirty (30) days thereafter.

8.7.3

The Sellers shall notify and/or cause the Company to notify Buyer promptly upon becoming aware of any fact or circumstance that may entail a breach of the Sellers Representations and Warranties or give rise to a Damage under this Agreement, providing all available details and information on the relevant fact or circumstance.

8.8	Recovery from a third party

8.8.1

If the Sellers have paid an amount in discharge of any Claim or Third Party Claim, and the Buyer or the Company recovers from a third party a sum which indemnifies or compensates the Buyer or the Company (in whole or in part) for the Damages which are the subject matter of such Claim or Third Party Claim, the Buyer or the Company shall pay to the Sellers as soon as practicable after receipt of such sum an amount equal to the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery.

8.9	Other limitations of liability

8.9.1

Provisions and reserves. The Sellers shall not be liable in respect of any Damage or claim if and to the extent it is based on a matter reflected in or provided for or reserved (up to the amount of such provision or reserve) in the Financial Statements but only to the extent of such amount.

8.9.2

Actual nature of a loss. The Sellers will only be liable in respect of a Damage actually suffered by the Buyer or the Company. In particular, without limiting the generality of the foregoing, if any Damage shall arise by reason of some liability which at the time that the claim is notified to the Sellers is contingent only, the Sellers shall not be under any obligation to make any payment to the Buyer until such time as such contingent liability ceases to be so contingent and has become an actual liability.

8.9.3

Insurance: The Sellers shall not be liable in respect of Damage to the extent that the Claim relates to any Damage which is effectively recoverable by the Buyer (or any assignee or successor in title thereof) or the Company from any of its insurers whether such insurance is taken out before or after the Closing Date.

8.9.4	No double recovery. The same Damage under this Agreement shall only give rise to one recovery by the Buyer under this Agreement.

8.9.5

Change in Law. The Sellers shall not be liable in respect of a change in any applicable Law or substantial change in the interpretation of any applicable Law by any applicable court or by any Governmental Authority, in either case occurring after the date of this Agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part after the Closing Date.

8.9.6

Mitigation. Nothing in this Agreement restricts or limits the general obligation at Law of the Buyer to mitigate any Damage which it may suffer or incur as a consequence of any breach of any Sellers’ Warranties or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Damage. Where the Sellers are, or may become, under any obligation to make any payment to the Buyer pursuant to this Agreement the Buyer shall take all reasonable steps to mitigate the Damage in respect of which the payment is or may become due.

8.10	Sole Remedy

The Parties acknowledge and agree that the rights and remedies contemplated in this Clause 8 in respect of a Claim or Third Party Claim are the sole remedy of the Buyer with respect to a breach of this Agreement by the Sellers and replace in their entirety the provisions addressing liability of a Seller with respect to obligations under purchase and sale or other agreements set forth in the Civil Code and in the Commercial Code (Código de Comercio), including, in particular, the rights and remedies available to a buyer in the event of dispossession of title (evicción) and hidden defects (vicios ocultos).

In relation thereto, the Sellers shall be sole parties responsible for any breach of the Sellers Representations and Warranties and the Buyer waives any right it may legally have as shareholder of the Company or otherwise to claim the directors of the Company for liability (acción de responsabilidad) with respect to any breach of any of the Sellers’ Representations and Warranties or for any other aspect of their management prior to the date of this Agreement except in the cases of fraud or willful misconduct.

9.	CLAIMS PROCEDURE

9.1	Notice of a Claim.

The Buyer shall serve written notice on the Sellers of any facts or circumstances resulting (i) in any of the Sellers Representations and Warranties being untrue, uncomplete or misleading as of the date of this Agreement; (iii) in any other Damage, resulting from the breach of any other contractual obligation under this Agreement, which may result in the Buyer seeking Damages from the Sellers (a “Claim”).

Each notice of a Claim shall be sent in accordance with Clause 19 and shall contain, with respect to each Claim, (i) a description of the facts and the nature of the Claim, according to the information available at the moment the Notice of Claim is served, (ii) a description of the grounds on which the Seller’s liability for Damages arises under this Agreement, and (iii) the amount claimed, if it is possible to quantify at that moment.

The Buyer shall promptly provide to the Sellers the information (in its possession or control) reasonably required to enable the Seller to analyse any Claim brought by the Buyer.

9.2	Seller’s Response.

Within fifteen (15) Business Days from receipt of a notice of Claim in accordance with Clause 9.1 above, the Sellers shall send a written notice to the Buyer in accordance with Clause 19 (a “Response”) stating whether:

(a)	The Sellers consider that the Claim is covered by the Sellers Representations and Warranties or constitutes any other Damage under this Agreement.

a.	and accepts the amount of the Claim, in which case the Sellers shall pay to the Buyer the amount of the Claim.

b.	But does not agree with the amount of the Claim, in which case any of the Parties may start the court proceedings contemplated in Clause 20 below, but only in respect of the disputed amount.

(b)

The Sellers consider that the Claim is not covered by the Sellers Representations and Warranties, or it does not constitute any breach under the Agreement and, therefore, they have no obligation to indemnify the Buyer for any Damages. In this case, any of the Parties may start the court proceedings contemplated in Clause 20 below.

In the event that the Sellers fail to send a Response to the Buyer within the required fifteen (15) Business Days period, the provisions in Clause (a)a above shall apply.

9.3 Third Party Claim.

In the event that any third party announces or serves notice of a claim (in Court or directly to the Buyer) in connection with the Sellers Representations and Warranties (a “Third Party Claim”), the Buyer shall give notice to the Sellers of such a Third Party Claim by serving notice of a Claim in accordance with Clause 9.2 above and no later than ten (10) Business Days after the day when the Buyer was served with the Third Party Claim.

A Third Party Claim will cause an obligation on the Sellers to indemnify the Buyer or the Company as soon as judgment is issued on the Third Party Claim requesting a payment or a settlement is reached with the third party.

The provisions in Clause 9.2 above shall also apply to notices of a Claim that are based on a Third Party Claim. Additionally, the Sellers may state in the Response that they will undertake the defence of the Buyer in the Third Party Claim, in which case the Buyer shall:

(a)

Promptly execute as many powers of attorney (including general powers to conduct litigation – poderes para pleitos) in favour of as many attorneys and solicitors as the Sellers may reasonably request. The Buyer may however appoint its own co-counsel (at the Buyer’s expense), in which case no action will be taken or strategy will be followed by the Sellers without consulting with the Buyer.

(b)

Make available to the Sellers on a timely basis all documents, records and other materials in the possession of the Buyer required by the Sellers for its use in defending the Third Party Claim and shall otherwise cooperate with the Sellers in the defence of such a claim.

(c)

not have the right to settle, adjust, accept or compromise such Third Party Claim without the consent of the Sellers; provided, however, that the Sellers shall not unreasonably withhold or delay such consent.

(d)	be obliged to proceed with any recourse or appeal in the relevant Third Party Claim proceedings if so requested by the Sellers;

(e)	be under a duty of diligence when directing the defence of a Third Party Claim and shall make all reasonable efforts to mitigate the Damage that may result from any such Third Party Claim.

If the Sellers does not undertake the defence of the Third Party Claim the Buyer will be entitled to conduct the defence of the Third Party Claim. In this case, the Buyer undertakes to inform the Sellers monthly about the evolution of the Third Party Claim or, earlier, if there were a relevant actions to be taken or a court resolution were made in relation to the same.

The Sellers will be bound by any judgment or settlement issued on a Third Party Claim by a Court of competent jurisdiction, even if the defence of the claim or settlement has been undertaken by the Buyer.

9.4	The Sellers expressly agree that all notices and responses relating to Claims will be addressed to both of them and replied jointly.

10.	PAYMENT AND SET OFF OF CLAIMS

Unless otherwise agreed amongst the Parties and to the extent possible, the amounts to be paid by the Sellers to the Buyer as a result of a Claim, will be paid (i) first, by operating a downward adjustment to the Contingent Consideration (only in the case that it has been triggered); and (iii) secondly, directly by each of the Sellers through a payment in cash.

11.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SWVL INC

The Buyer and SWVL INC, on the date of execution of this Agreement, provides to the Sellers the following representations and warranties (the “Buyer’s Representations and Warranties”).

11.1	the Buyer and SWVL INC represents and warrants to the Sellers that:

(a)

It is a company duly incorporated, validly in existence and in good standing under the laws of its jurisdiction, and it has full power to conduct its business as conducted at the date of this Agreement.

(b)

The Buyer has full capacity to buy and acquire the Shares, to enter into this Agreement, the Transaction Documents and execute the Transaction. No consent, approval or authorization which has not been obtained at the date of this Agreement or the Transaction Documents is required by it for entering into the Agreement or the Transaction Documents and executing the Transaction.

(c)

SWVL INC has full capacity to enter into this Agreement and the Transaction Documents and fulfil the payment undertakings contained therein when due. No consent, approval or authorization which has not been obtained at the date of this Agreement is required by it for entering into the Agreement, the Transaction Documents and executing the Transaction.

(d)

This Agreement and the Transaction Documents create valid and binding obligations over each of the Buyer and SWVL INC, which are fully enforceable against them in accordance with the terms and conditions set out in the Agreement and the Transaction Documents.

(e)	The execution and performance of this Agreement and the Transaction Documents does not entail a breach of

(i)

any law, regulation, judgement, order, norm or case-law applicable to the Buyer or SWVL INC, including the applicable anti-money laundering laws and, in particular, that the origin of the funds paid by the Buyer or SWVL INC to the Sellers is lawful and does not come from any activity contrary to the legislation to which it is subject;

(ii)	the Buyer or SWVL INC by-laws or deed of incorporation; or

(iii)	any contract, agreement or instrument to which the Buyer or SWVL INC is a party.

(f)	It is not insolvent or bankrupt under the laws of its jurisdiction, nor unable to pay its debts as they fall due.

(g)

Has available cash or available financing facilities which will at the Closing Date and at the other payment dates in accordance with this Agreement provide the necessary cash resources to meet its obligations under this Agreement.

11.2	No other representations and warranties.

Except for the specific Buyer’s Representations and Warranties contained in this Clause the Buyer make no other express or implied representations or warranties to the Seller.

11.3

The Buyer undertakes to indemnify and hold the Seller harmless from and against any effective Damages directly and exclusively resulting from any of the Buyer’s Representations and Warranties that proves to be untrue as of the date of this Agreement. Any Claim served by the Sellers in respect of the untruthfulness of any of the Buyer’s Representations & Warranties, as well as the Buyer’s response to such a Claim, shall be made, mutatis mutandis, in accordance with -and subject to the limitations established in- Clauses 9.1 and 9.2 above.

12.	JOINT AND SEVERAL LIABILITY BETWEEN BUYER AND SWVL INC

12.1

The Buyer and SWVL INC (shall be jointly and severally liable for any and all of the obligations assumed by the Buyer and/or SWVL INC under this Agreement and the Transaction Documents and the Sellers shall be free to claim the fulfilment of any obligation of the Buyer and/or and SWVL INC under this Agreement or the Transaction Documents (in particular the payment obligations set forth in Clause 3 above) to any of them (the Buyer and/or SWVL INC) without limitation, regardless of whether the Buyer or SWVL INC has individually assumed the relevant obligation herein.

13.	NON-COMPETE UNDERTAKING

13.1

The Sellers and the Founders acknowledge that the obligations established in this Clause are essential for the Buyer to enter into this Agreement under the conditions established therein, that said obligations are necessary to ensure the continuity of the Company’s Business and that its breach may cause substantial damage to the Buyer and the Company. Therefore, the Sellers and the Founders acknowledge that there is a legitimate interest, both commercial and industrial, in regulating this non-competition agreement, the non-use of names, brands and domains, and the non-solicitation, and they acknowledge that the resulting limitations of this Agreement are adequate and reasonable.

13.2

CAMINA LAB, S.L. and the Founders whether acting directly or indirectly through any related party, Affiliate, on his behalf or on behalf of any third party, undertake from a period of three (3) years from the date hereof (“Non-Compete Period”) and in relation to the geographic scope of Europe, Latam, MENA, Pakistan, South Asia, South East Asia,

India and Turkey (the “Non-Compete Geographic Scope”) to refrain from, directly or indirectly:

(i)

carrying out any activities or operations that compete with the Company’s Business, or managing, controlling, or providing advice or services to any third party that carries out activities or operations that compete with the Company’s Business;

(ii)	promoting, sponsoring or acquiring or holding an interest in any third party, entity or business engaged in activities or operations that compete with the Company’s Business;

(iii)	entering into any employment, commercial or professional relationship with any third party, entity or business engaged in activities or operations that compete with the Company’s Business;

(iv)	approach or solicit any Person, firm or company who has within two years prior to the Closing been a regular customer of the Company in relation to the Business;

(v)	hiring, enticing away or attempting to hire any employee or member of the management team or persuading them to resign from their position with the Company;

(vi)

interfering with, endangering or otherwise damaging the Company’s business, reputation or commercial relationships with third parties, however, that the foregoing will not prevent a Seller from entering into any contract with any person who responds to general advertising or a general solicitation not targeted to the employees of the Company;

(vii)

using or applying for domain names, trade names, trademarks, logos or any other signs that are identical or similar to those used by the Company, or using or applying for any Intellectual Property Rights in relation to any product, process or service developed by or within the Company; or

(viii)	making any oral or written statements to third parties whether in public or private that might adversely affect the Company, its reputation or its employees or business activities.

13.3

Notwithstanding Clause 13.2 above, the activities in their current form and scope defined in SCHEDULE 12.3 hereto as well as those expressly authorized by the Buyer shall be excluded from the present non-compete obligation.

13.4

For the avoidance of doubt, holding securities of listed companies, to the extent they do not represent a percentage equal to or greater than five percent (5%) of the share capital of a listed company shall not be considered a breach of this Clause 13.

13.5

As of today, MARFINA SL has an interest in some companies and/or business that may compete with the Company’s Business. As such, the Parties agree that the non-compete obligation contained in Clause 13.2 above shall not be applicable to MARFINA SL, provided that MARFINA SL shall refrain from developing and/or commercialize any driver app and/or a passenger app with similar characteristics or functionalities to the current Company’s apps detailed in Recital A during the Non-Compete Period and in the Non-Compete Geographic Scope. If MARFINA SL has a transport concession with interest in implementing a system like the one offered by the Company, MARFINA SL shall take the system owned by Company as the 1st option to implement if the conditions are aligned with the market.

13.6	For the avoidance of any doubt, the non-solicitation undertakings assumed by Seller 2 under sections 13.2 (iv) to (viii) above will also apply to Seller 1.

14.	CONFIDENTIALITY

14.1

The Parties shall, and also shall oblige their Affiliates, keep all information contained in this Agreement, its Schedules and any additional agreements or ancillary documents that the Parties may execute under (or in connection with) this Agreement, as well as any exchanged information relating to Sellers or the Business (including that information contained in the VDR and provided/obtained during the Q&A Sessions and the Site Visits) (jointly, the “Confidential Information”), strictly confidential.

14.2

Each Party agrees to make the Confidential Information accessible to its directors, officers, employees, agents or professional advisors (all of whom shall be informed of the confidentiality thereof and shall agree to keep it strictly confidential) only as far as necessary for the completion of this Agreement.

14.3

This confidentiality undertaking will not apply to any Confidential Information which is or becomes (other than as a result of any act or default by any of the Parties) part of the public domain, but solely from the date on which such Confidential Information has become part of the public domain, as well as in case disclosure of Confidential Information is required to comply with any applicable law or the de-SPAC Process or request issued by a court of competent jurisdiction or any governmental or regulatory authority (including any rules or regulations of any stock exchange to which a Party or the members of its group are subject) or to the extent required to complete any actions, perform any obligations or enforce any rights set forth in this Agreement.

14.4

In the event that the Parties consider that it would be appropriate to issue a press release regarding this Agreement, such a press release shall be agreed and jointly issued by the Parties. In no case, such press release shall include information regarding the Purchase Price.

15.	ASSIGNMENT OF THE AGREEMENT

This Agreement, or any rights or obligations hereunder, cannot be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or denied.

16.	TAXES AND EXPENSES

Any and all taxes, costs and expenses incurred in connection with this Agreement will be borne by the Parties in accordance with the provisions hereof and the law. Each of the Parties shall bear the fees of their own lawyers, accountants and advisors. Notwithstanding the above, the cost of the notarization of this Agreement will be borne by the Buyer, provided that the Buyer designates the notary.

17.	ENTIRE AGREEMENT

This Agreement, along with the Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all agreements, understandings, negotiations and discussions, whether written or verbal, between the Parties prior to the date hereof.

18.	INVALIDITY

If any provision of this Agreement would be declared by any judicial or other competent authority to be null and void or otherwise unenforceable, that provision shall be severed from the Agreement, but the remaining provisions of the Agreement shall remain in full force and effect.

The Parties shall in good faith negotiate to replace such a provision for a valid and enforceable one, in such reasonable manner so as to achieve as much as permitted by law the intention of the Parties.

19.	NOTICES AND COMMUNICATIONS

19.1

Any notice and communication under this Agreement shall be made in writing (in English), and delivered personally, with acknowledgement of receipt, or sent by registered post with acknowledgement of receipt, email with delivery confirmation or any other reliable means providing evidence of receipt. The Parties’ addresses for service shall be as follows:

In the case of Seller 1:

[Omitted]

In the case of Seller 2:

[Omitted]

In the case of Founder 1

[Omitted]

In the case of Founder 2

[Omitted]

In the case of the Buyer:

[Omitted]

In the case of SWVL INC:

[Omitted]

19.2

Notices shall be deemed to have been duly served on the date of the written confirmation of their receipt by the recipient (if sent by email, on the date on which the sender receives a confirmation of “delivered” or “read” from its own system; if sent by registered post, on the date of the acknowledgement of receipt -or rejection of receipt- of the notice at the relevant address) and, if delivered personally, on the date of delivery; always provided that such notices are received/delivered on a Business Day before 19:00 hours (recipient’s time). If they were received/delivered on a Business Day after 19:00 hours (recipient’s time), they would be understood to be received/delivered on the following Business Day for the purposes of this Agreement.

19.3

The Parties shall notify each other any change of their addresses or contact details, which shall be effective on the fifth Business Day after receipt of the notice, unless it specifies a different date from which the change of address or contact details shall be effective.

19.4	For the purposes of this Agreement, a “Business Day” shall mean a day, other than a Saturday or a Sunday, in which banks are generally open to the public for ordinary transactions in Madrid (Spain).

20.	GOVERNING LAW AND JURISDICTION

20.1	Governing law.

This Agreement shall be governed by and construed in accordance with the Spanish ordinary civil law (derecho común español).

20.2	Jurisdiction.

The Parties hereby submit, with express waiver to any other forum which might otherwise be available to them, to the Courts of the city of Barcelona (Spain), which will have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument deemed executed on the date indicated on the heading of this Agreement. In any event, if this Agreement is executed in separate counterparts, the Parties undertake to exchange with each other original signed hardcopies of this Agreement no later than ten (10) Business Days from the date hereof.

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IN WITNESS WHEREOF, this sale and purchase agreement has been duly executed by the Parties in the place and on the first date above written.

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The Buyer SWVL GLOBAL FZE /s/ Mostafa Essa Mohamed Mohamed Kandil SWVL GLOBAL FZE Signed: Mr. Mostafa Essa Mohamed Mohamed Kandil [Remainder of page intentionally left blank]	SWVL INC /s/ Mostafa Essa Mohamed Mohamed Kandil SWVL INC Signed: Mr. Mostafa Essa Mohamed Mohamed Kandil

The Seller 1 MARFINA, SL /s/ Josep Maria Martí Escrusell MARFINA, SL Signed: Mr. Josep Maria Martí Escrusell [Remainder of page intentionally left blank]	The Seller 2 CAMINA LAB, SL /s/ Osvald Martret Martínez CAMINA LAB, SL Signed: Mr. Osvald Martret Martínez

The Founder 1 /s/ Osvald Martret Martínez Mr. Osvald Martret Martínez [Remainder of page intentionally left blank]	The Founder 2 /s/ Gerard Martret Martínez Mr. Gerard Martret Martínez